As filed with the Securities and Exchange Commission on June 2, 2005

Registration No. 333-___________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NETWORK APPLIANCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	77-0307520 (I.R.S. Employer Identification No.)

495 East Java Drive,
Sunnyvale, California 94089
(Address of Principal Executive Offices including Zip Code)

ALACRITUS, INC. 2005 STOCK PLAN
(Full Title of the Plan)

Daniel J. Warmenhoven
Chief Executive Officer and Director
Network Appliance, Inc.
495 East Java Drive,
Sunnyvale, California 94089
(408) 822-6000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code for Agent for Service)

Copies to:
Patrick A. Pohlen, Esq.
Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, CA 94025
(650) 463-2600

CALCULATION OF REGISTRATION FEE

		Proposed	Maximum
	Amount	Maximum	Amount of	Amount of
	to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered(1)	Per Share	Offering Price	Fee
Stock Options and Common Stock (par value $0.001)	78,786(2)	$26.37(3)	$2,077,586.82	$244.53
Restricted Stock Units and Common Stock (par value $0.001)	42,660(4)	$28.80(5)	$1,228,608.00	$144.61

(1)	This registration statement shall also cover any additional Common Stock which become issuable under the Alacritus, Inc. 2005 Stock Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding Common Stock.
(2)	Represents 78,786 shares of Common Stock subject to options outstanding under the Plan, which options were assumed by the registrant in connection with the acquisition of Alacritus, Inc. by the registrant in May 2005.
(3)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The price of $26.37 per share represents the exercise price for such outstanding options.
(4)	Represents 42,660 shares of Common Stock subject to restricted stock units outstanding under the Plan, which restricted stock units were assumed by the registrant in connection with the acquisition of Alacritus, Inc. by the registrant in May 2005.
(5)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The price of $28.80 per share represents the average of the high and low prices reported on the Nasdaq National Market as of May 31, 2005 for the Common Stock of the registrant.

[Proposed sales to take place as soon after the effective date of the registration statement as options granted under the Plan are exercised or restricted stock units become vested.]

EXPLANATORY NOTE
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS
EXHIBIT 5.1
EXHIBIT 23.1
EXHIBIT 99.1

EXPLANATORY NOTE

     Network Appliance, Inc. (the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register Common Shares issuable pursuant to the Plan. In May 2005, the Registrant acquired Alacritus, Inc. In connection with the acquisition, the Registrant assumed the Plan and all the options and restricted stock units then outstanding under the Plan, which options and restricted stock units became exercisable for shares of Common Stock of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The Registrant will send or give the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. The Registrant does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

     (a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004, filed with the Commission on June 29, 2004, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

     (b)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended July 30, 2004, filed with the Commission on August 31, 2004;

     (c)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 29, 2004, filed with the Commission on December 8, 2004;

     (d)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended January 28, 2005, filed with the Commission on March 2, 2005;

     (e)  The Registrant’s Current Reports on Form 8-K filed with the Commission on September 9, 2004, December 10, 2004, May 4, 2005 and May 18, 2005; and

     (f)  The Registrant’s Registration Statement No. 000-27130 on Form 8-A filed with the Commission on November 1, 1995, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock.

     All reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit the indemnification under some circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Article IX of the Certificate of Incorporation of the Registrant provides that, subject to Delaware law, its directors will not be personally liable for monetary damages for breach of their fiduciary duties to the Registrant and its stockholders. This provision does not eliminate any director’s fiduciary duties and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant’s bylaws also provide that the Registrant shall indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions. The rights provided in the Company’s bylaws are not exclusive.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
Number
4.1	The Registrant’s Registration Statement No. 000-27130 on Form 8-A, filed with the Commission on November 1, 1995, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock .

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Deloitte and Touche LLP, Independent Auditors.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney is contained on the signature page.

99.1	Alacritus, Inc. 2005 Stock Plan.

     In accordance with the requirements of Item 8(b) of Part II of Form S-8, the Registrant will submit or has submitted the Plan, and any amendments thereto, to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS to qualify the Plan.

Item 9.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on June 2, 2005.

NETWORK APPLIANCE, INC.
By:	/s/ Daniel J. Warmenhoven
Daniel J. Warmenhoven

Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Daniel J. Warmenhoven and Steven J. Gomo, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1934, this report has been signed by the following persons on behalf of the Company and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel J. Warmenhoven (Daniel J. Warmenhoven)	Chief Executive Officer, Director (Principal Executive Officer)	June 1, 2005
/s/ Donald T. Valentine (Donald T. Valentine)	Chairman of the Board, Director	May 25, 2005
/s/ Steven J. Gomo (Steven J. Gomo)	Executive Vice President of Finance and Chief Financial Officer	June 1, 2005
/s/ Carol A. Bartz (Carol A. Bartz)	Director	June 2, 2005
/s/ Alan Earhart (Alan Earhart)	Director	May 24, 2005
/s/ Mark Leslie (Mark Leslie)	Director	May 25, 2005
/s/ Nicholas G. Moore (Nicholas G. Moore)	Director	May 25, 2005
/s/ Dr. Sachio Semmoto (Dr. Sachio Semmoto)	Director	May 23, 2005
/s/ George T. Shaheen (George T. Shaheen)	Director	May 24, 2005

Signature	Title	Date
/s/ Robert T. Wall (Robert T. Wall)	Director	May 24, 2005
/s/ Jeffry R. Allen (Jeffry R. Allen)	Director	June 1, 2005

INDEX TO EXHIBITS

Exhibit
Number
4.1	The Registrant’s Registration Statement No. 000-27130 on Form 8-A, filed with the Commission on November 1, 1995, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock .

5.1	Opinion of Latham & Watkins LLP.

23.1	Consent of Deloitte and Touche LLP, Independent Auditors.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney is contained on the signature page.

99.1	Alacritus, Inc. 2005 Stock Plan.